Exhibit 11.1.

                          INTERWEST HOME MEDICAL, INC.
                       Schedule of Weighted Average Shares


                                         1999       1998          1997
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Weighted average shares:
      Issued common shares            4,089,000   4,085,000    3,898,000
      Common stock equivalents           -0-         -0-          63,000
                                   -----------------------------------------
Total weighted average per share      4,089,000   4,085,000    3,961,000
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